COLLABORATION AGREEMENT

AGREEMENT effective the date of final signature, between **Nano Labs Corp**, a company incorporated under the law of the State of Colorado, U.S.A. and having its registered office at The Ford Building, 615 Griswold Street, 17th Floor, Suite 1715, Detroit, Michigan, USA, acting for the purposes of this Agreement on its own behalf as well as on behalf of its Affiliates (hereinafter referred to as "Nano Labs") with Mr. Bernardo Camacho Chavarría as its President and CEO.

And

Soluciones Nanotecnologicas, S.L. a company incorporated under the laws of the Government of Spain, and having its correspondence address at Parque Empresarial Omega, Avda de Barajas 24, edificio Gamma, 28108 Alcobendas, Spain, acting for purposes of this Agreement on its own behalf, with Mr. Fernando Moreno Egea as its Managing Director / Partner

Whereas Nano Labs Corp and Soluciones Nanotecnológicas wish to cooperate in a technology evaluation and Industrial Aplications Development Program ("Collaboration Project") to design and develop new industrial applications suitable for "nano scale magnetic particles" among other nanotechnology developments for the "Targeted Market" as defined in Article 1 for the purpose of creating a consistent product to address growing market share worldwide with the knowledge in "Application and Technology". In consideration of the promises and of the mutual covenants of this Agreement, the parties hereto agree as follows:

Article 1 –Definitions

1.1 "Background" shall mean any know-how, whether coverable or covered by an Intellectual Property Right or not, owned by either Party, existing prior to the entry into force of this Agreement pursuant to Article 11.1, or resulting from activities which are independent from, even if concurrent with, the Collaboration Project.

1.2 "Collaboration Project" shall mean the tasks to be performed by each of the Parties in accordance with the work allocation set forth in Appendix 1 to the present Agreement.

1.3 "Confidential Information" means any and all Technical Information exchanged between the parties under the provisions of this Agreement which is documented in some tangible, usually written or electronic, form and clearly marked Confidential or Proprietary or with some other marking of similar. Any Technical Information which is conveyed in intangible form, such as orally or visually, by one party to the other under this Agreement shall be Confidential Information only if it is indicated to be confidential at the time of disclosure and documented, marked and submitted to such other party within thirty (30) days of the intangible communication.

1.4 "Foreground" shall mean any result first authored, made, conceived or reduced to practice in the course and as a result of the work performed individually (confirm prior art is solely owned by each company) or jointly under the Collaboration Project and whether coverable by Intellectual Property Rights or not.

1.5 "Foreground Intellectual Property Right" shall mean any Intellectual Property Right, which is based on or derived from the Foreground.

1.6 "Intellectual Property Right" shall mean any patents, utility models, industrial designs, certificates of inventions and similar rights and applications based on technical ideas, wherever filed and/or protected throughout the world.

1.7 "Technical Information" shall mean information and data relating to the design, manufacture or use of products, methods, or devices including but not limited to the Technology, including by way of example and not limitation, sketches, engineering drawings, photographs, models, mock-ups, prototypes, sample parts and materials, performance specifications, quality specifications, test data, lab analysis and all related commercial information.

1.8 "Targeted Market" shall mean all Industral market with commercial application of the technology developed, as any particular market niche, that is related to applied technology based on the nano particles included in the industrial aplications development program, matter of this agreement.

1.9 "Best Efforts" shall mean those efforts, which a reasonably prudent person knowledgeable of such matters would consider desirable, necessary or commercially reasonable to further the intentions of the Parties hereunder.

Article 2 - Confidential Information

2.1 Confidential Information will be disclosed only to personnel of the respective parties and their Affiliates. The respective parties shall be liable for any breach of this Agreement by personnel of it or of its Affiliates. The term "Affiliate" as used herein with respect to a party means an entity, which is controlled by, controls or is under the common control with the party. Each of the Parties shall use the Confidential Information exclusively under and for the purpose of this Agreement and shall not, without the prior written consent of the other Party, disclose the Information, including the existence of the Collaboration Project, to a third party or to its staff members or Affiliates not involved in the performance of this Agreement. Confidential Information may only be disclosed to the receiving Party's personnel who have a "need to know" the Confidential Information for the performance of this Agreement, provided that the receiving Party hereby warrants that such personnel will fully and duly abide by the confidentiality obligations under this Agreement.

2.2 Each party may share Confidential Information with its Affiliates pursuant to the ordinary course, internal corporate reporting and decision-making structure of such party and its direct and indirect corporate parents.

2.3 (a) Except as otherwise provided in Paragraph 2.3(b) of this Agreement, for a period of seven (7) years from the date of initial receipt, Nano Labs and Soluciones Nanotecnológicas each shall use reasonable care to maintain the confidentiality of any

Confidential Information received from the other under this Agreement and shall use such Confidential Information only for the disclosing party's benefit in the course of pursuing the PROGRAM. In the event that this agreement gets terminated for whatever reason, the confidentiality will still remain intact and active as agreed to in Section 2.1 of this Agreement for a period of 7 years from the termination date.

(b)The obligations of confidentiality, non-disclosure, and limited use of Paragraph 2.3(a) of this Agreement shall not apply to any Technical Information which:

1) Is or becomes in the public domain other than through the unauthorized disclosure by the receiving party; or

2) Was rightfully known by the receiving party, as evidenced by prior written records, before receipt thereof from the other party to this Agreement; or

3) Is received legally from a third party who has a right to make such disclosure; or

4) Is developed by the receiving party independently of disclosure from the disclosing party, as evidenced by written records.

5) Confidential Information may be disclosed pursuant to judicial action or government regulations, provided the receiving party notifies the disclosing party prior to such disclosure and reasonably cooperates with the disclosing party in the event the disclosing party elects to legally contest and avoid such disclosure.

Article 3 – Program

3.1. The Collaboration Program will be conducted by the parties as set forth in the Statement of Work attached hereto and made a part hereof as Appendix I.

Article 4 - Collaboration Organization

4.1 The Parties will have regular conference calls and face-to-face meetings as required in order to discuss and evaluate the progress of the Collaboration Project. Reports shall be drawn up of every such conference call and meeting and shall be signed by representatives of both Parties.

4.2 The persons listed in Appendix II, shall perform the Collaboration Project. Either Party shall duly notify the other Party of any significant change in the list, which shall be deemed accepted by the other Party if not duly protested within one (1) week following such notification.

4.3 To provide open lines of communication and facilitate the performance of their respective obligations under this Agreement the Parties shall each appoint a project manager to assume overall responsibility for their respective roles and obligations under

this Agreement ("Steering Committee"). The Parties' respective project managers will be responsible for (*inter alia*):

I. Co-coordinating all work in respect of the Collaboration Project, including overseeing the performance and quality thereof;

II. Arranging and attending (personally or by representative) the technical meetings as described in Article 4.1; and

III. Day to day liaison between the Parties.

and others

4.4 The initial project managers shall be Dr Fernando Moreno from Soluciones Nanotecnológicas and Dr. Victor Castano from Nano Labs Corp. Each Party shall be entitled to replace its project manager by written notice to the other Party. The project managers shall meet (including telephone conferences) at such times as are requested by both Party and its decisions shall be made by unanimous consent.

4.5 Without prejudice to the Articles 2 and 6, each Party undertakes to keep all necessary information, including test results, Information and Background, freely available to the other Party to the extent required to allow the other Party to perform its obligations under this Agreement and to improve its performances under the Collaboration Project.

4.6 Each Party shall bear all of its own costs incurred in connection with the Collaboration Project, including, but not limited to, expenses for facilities, work spaces, utilities, management, services, travels.

Article 5 – Technical Information

5.1 All Technical Information in the form of test and performance data from tests of samples provided under this Agreement shall be the jointly owned property of Soluciones Nanotecnológicas and Nano Labs and for purposes of disclosure to third parties shall be treated under Article 2 as both parties' Confidential Information.

Article 6 - Intellectual Property Rights

6.1 Any invention, whether patentable or not, provided by either party in the course of performing activities pursuant to the collaboration program, matter of this Collaboration Agreement and during its term where the inventive concept relates to magnetic nano/sub micron particles functionalization, purifications, sizing, or other manipulation. Either party shall solely own all Foreground regarding nano/sub micron particles functionalization, purifications, sizing, or other munipulations forming the same from the Collaboration Project and only that party shall own and be entitled to apply for and to obtain the Foreground Intellectual Property Rights relating thereto including any and all improvements ("The Foreground").

6.2 Subject to sections 6.1, any invention, whether patentable or not, made or conceived solely by one party in the course of performing development activities pursuant to this Agreement and during its term relating to other inventions not related to the collaboration program shall be the sole property of that party.

6.3 Any invention owned solely by either party may be utilized by the other party for the Program but no other license may be inferred from this Agreement except as expressly provided for in this Article 7 hereof. Any commercialization of inventions made under this Agreement shall not be included in this license and shall be separately negotiated by the parties.

6.4 Subject to sections 6.1 and 6.2, any invention, whether patentable or not, made or conceived jointly by the parties in the course of performing development activities pursuant to this Agreement and during its term not relating to any invention provided, shall be jointly owned by the parties.

6.6 Either party may freely use a jointly owned invention, however, the parties may only grant licenses to third parties under such inventions with the permission of the other party, such permission not to be unreasonably withheld.

6.7 The parties shall promptly inform each other of inventions made pursuant to this Agreement and shall coordinate their patent application filing so as not to compromise one another's potential patent rights.

Article 7 – Independent Development Activities

7.1 The parties agree that nothing in this Agreement is to be construed as preventing either party from development activities conducted independently of the Program, so long as such activities do not breach the obligations of confidentiality arising out of this Agreement or contravene in any way the invention rights and licenses arising out of this Agreement. Further, under no conditions shall the parties be required to violate any third party contractual or intellectual property rights in performance of its obligations under this Agreement.

Article 8 – Assignment

8.1 This Agreement is non-assignable except to Affiliates of either party with the written approval of the other party, which approval shall not be unreasonably withheld.

Article 9 – Force Majeure

9.1 A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.

For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, terrorism, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of amounts due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

Article 10 – Term and Termination

10.1 Unless extended by an express agreement in writing executed in accordance with Article 11 hereof, this Agreement and all rights and obligations hereunder shall terminate seven (7) years from the date of its acceptance by all parties except for rights obtained or obligations assumed under the provisions of Paragraphs 2 and 5-8, which shall survive for the time periods indicated or indefinitely where no time period is indicated.

10.2 Any party to this Agreement will have the right to terminate this Agreement at any time by written notice to the other party at least sixty (60) days prior to the date, which such termination is to become effective.

Article 11 – Modifications and Counterparts

11.1 This Agreement shall constitute the sole and entire agreement between Soluciones Nanotecnologicas and Nano Labs with respect to the subject hereof, and it shall supersede any and all prior agreements and understandings with respect to such subject. No modification or renewal of this Agreement shall be binding upon either party unless it is made in writing and is signed by an authorized representative.

11.2 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

Article 12 – Relationship of the Parties

12.1 The Parties' relationship established by this Agreement is that of independent contractors, and nothing contained herein shall (a) give any Party the power to direct or control the day-to-day activities of the other Party, (b) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow any Party to (and no Party shall) create or assume any obligation on behalf of the other Party for any purpose whatsoever.

Article 13 – Choice of Law

13.1 This Agreement and all questions between the parties arising out of or in relation to this Agreement shall be governed by the laws of the State of Colorado to the exclusion of its rules on the conflict of laws.

Article 15- Disclosure Statement

15.1 Soluciones Nanotecnologicas agrees to allow Nano Labs Corp to file an 8K disclosure statement and News Release informing the SEC of the Collaboration Agreement to comply with the US Securities exchange commission reporting requirement, Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SOLUCIONES NANOTECNOLOGICAS SL	NANO LABS CORP.
By: Fernando Moreno Egea	By:
Title CEO	Title CEO
Date 25 Sept 2013	Date 24 Sep 2013

Appendix I
Statement of Work

1. Nano Labs will attempt to develop new commercial applications mainly related of Technology in Nano Magnetic particles. Soluciones nanotecnologicas will provide information and prototypes developed to enable Nano Labs scientific team to evaluate and propose new commercial scope for these developments to be addressed in market niches.

2. Soluciones Nanotecnologicas may request access to Nano Labs proprietary tecnologies within realms of the project:
    a. Nano Labs will provide prototype samples to Soluciones naotecnologicas for testing purposes.
    b. Nano Labs may be asked to provide technical reports/data containing nano particles characteristics: physical properties, chemical properties and relevant performance data for the purpose of satisfying customer needs.

3. Each party will have access to each other resources as:
    a. Access to labs/facilities for the purpose of Collaboration Project.
    b. Provide testing data and feedback on nano particles and addititves tested at labs.
    c. Each party will provide prototypes to the other for the purpose of product development. Necessary technical reports/data containing characteristics: physical properties, chemical properties and relevant performance data.

Appendix II
Primary Representatives

- Nano Labs :

Dr Victor Castano
Bernardo Camacho Chavarria
Michael Di Pumpo Strizzi

- Soliciones Nanotecnologicas SL:

Dr Fernando Moreno